Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Chavant Capital Acquisition Corp.

New York, New York

We hereby consent to the use in the Proxy Statement/Prospectus constituting a part of this Amendment No. 3 to the Registration Statement on Form S-4 of our report dated March 31, 2023, relating to the financial statements of Chavant Capital Acquisition Corp., which is contained in that Proxy Statement/Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Proxy Statement/Prospectus.

/s/BDO USA, P.C.

New York, New York

November 13, 2023